Denmark Bancshares, Inc.

103 E. Main St.

P.O. Box 130

Denmark, WI 54208-0130

Phone: (920) 863-2161

Fax: (920) 863-6159

www.denmarkstate.com

News Release

FOR IMMEDIATE RELEASE: November 7, 2008

CONTACT: John P. Olsen, President

Phone: (920) 863-2161

Dennis J. Heim, Vice President, Chief Financial Officer

Phone: (920) 863-2161

Denmark Bancshares, Inc. Announces Decision Not to Participate in the U.S. Treasury Department's Capital Purchase Program

After careful analysis and deliberation, Denmark Bancshares, Inc. ("DBI") decided not to apply for additional capital under the U.S. Treasury Department's Capital Purchase Program.

DBI maintains a strong Tier 1 capital to average assets ratio of 13.4% as of September 30, 2008.

"This strong level of capital enables us to extend credit and support our growth initiatives. We rely on our earnings capacity to sustain our dividend and maintain our well capitalized position" said Jack Olsen, President of DBI.

DBI also announced a semi annual dividend of $7.25 per share. The cash dividend is payable on January 2, 2009, to shareholders of record as of the close of business on December 9, 2008. This the 50th consecutive semi annual dividend paid since DBI's inception in 1983 as a bank holding company.

About Denmark Bancshares, Inc.

Denmark Bancshares, Inc., headquartered in Denmark, Wisconsin, is a diversified one-bank holding company.  Denmark State Bank, DBI's subsidiary bank, is an independent community bank that offers six full service banking offices located in the Villages of Denmark, Bellevue, Maribel, Reedsville, Whitelaw and Wrightstown, serving primarily Brown, Kewaunee, Manitowoc and Outagamie Counties.  Denmark State Bank offers a wide variety of financial products and services including loans, deposits, mortgage banking, and investment services.  DBI also extends farm credit through its subsidiary Denmark Agricultural Credit Corporation.

For more information about Denmark State Bank, visit www.denmarkstate.com